Exhibit 4.1
EXECUTION COPY

CITIGROUP INC.
And
THE BANK OF NEW YORK
Second Supplemental Indenture
Dated as of December 3, 2007
Supplement to Indenture of Citigroup Inc.
dated as of July 23, 2004

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITIONS

Section 1.1	Definition of Terms	2

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

Section 2.1	Designation and Establishment of Series	7
Section 2.2	Extended Interest Payment Periods; Limitation of Transactions	10
Section 2.3	Subordination	10
Section 2.4	Put Right of Holders	10
Section 2.5	Company’s Elections to Change Certain Terms	11

ARTICLE III

ORIGINAL ISSUE OF DEBENTURES

Section 3.1	Original Issue of Debentures	11

ARTICLE IV

MISCELLANEOUS
Section 4.1	Effectiveness	12
Section 4.2	Successors and Assigns	12
Section 4.3	Further Assurances	12
Section 4.4	Effect of Recitals	12
Section 4.5	Ratification of Indenture	12
Section 4.6	Governing Law	12
Section 4.7	Counterparts	12
Section 4.8	Payment and Paying Agents	13
Section 4.9	Amendment; Execution by Treasurer or Assistant Treasurer	13
Second Supplemental Indenture

     THIS SECOND SUPPLEMENTAL INDENTURE, dated as of December 3, 2007 (this “Second Supplemental Indenture”), to the Indenture, dated as of July 23, 2004, between CITIGROUP 1NC., a Delaware corporation (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation (as successor to JPMORGAN CHASE BANK), not in its individual capacity but solely as trustee under the Indenture referred to below (the “Trustee”).
RECITALS:
     WHEREAS, the Company and the Trustee entered into an Indenture, dated as of July 23, 2004 (“Indenture”);
     WHEREAS, Section 9.1 of the Indenture provides that the Indenture may be amended without the consent of any Holder (i) to change or eliminate any of the provisions of the Indenture, provided that any such change or elimination shall become effective only when there is no Security Outstanding of any series created prior to the execution of such Supplemental Indenture which is entitled to the benefit of such provision, or (ii) to establish the form or terms of Securities of any series as permitted by Sections 2.1 and 3.1;
     WHEREAS, the Company has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Section 1.2 of the Indenture to the effect that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Second Supplemental Indenture have been complied with;
     WHEREAS, pursuant to the Investment Agreement, the Company has agreed to issue or cause to be issued to the Investor, and the Investor has agreed to purchase, the Purchased Securities (as defined in the Investment Agreement), which include as a component of the Equity Units (as defined in the Investment Agreement) the Capital Securities of Citigroup Capital XXX, a Delaware statutory trust (the “Trust”), issued under the Declaration, which in turn is the initial Holder of the Debentures;
     WHEREAS, the Capital Securities are subject to a Remarketing, as provided for in Article X of the Declaration and a Remarketing Agreement to be entered into among the Company, the Trust, the Stock Purchase Contract Agent and the Remarketing Agent;
     WHEREAS, by entering into this Second Supplemental Indenture the Company wishes to establish the Debentures, having the terms provided for in this Supplemental Indenture, as a series of Securities under the Indenture;
     WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Indenture and satisfy all requirements necessary to make this Second Supplemental Indenture a valid instrument in accordance with its terms, and to make the Debentures, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company and all acts and things necessary have been done and performed to make this Second Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Second Supplemental Indenture has been duly authorized in all respects:
Second Supplemental Indenture

          NOW, THEREFORE, the Company and the Trustee agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definition of Terms.
          Unless the context otherwise requires (including for purposes of the Recitals):
          (a) a term defined in the Indenture has the same meaning when used in this Second Supplemental Indenture unless otherwise specified herein;
          (b) a term defined anywhere in this Second Supplemental Indenture has the same meaning throughout;
          (c) the singular includes the plural and vice versa;
          (d) headings are for convenience of reference only and do not affect interpretation;
          (e) the following terms have the meanings given to them in the Declaration: Capital Securities; Common Securities; DECS; Distributions; Institutional Trustee; Regular Trustee; Remarketing; Remarketing Agent; Remarketing Agreement; Failed Remarketing; Remarketing Date; Remarketing Period; Remarketing Settlement Date; Stock Purchase Contract Agent; and Successful;
          (f) the following terms have the meanings given to them in the Stock Purchase Contract Agreement: Collateral Agent and Stock Purchase Contract; and
          (g) the following terms have the meanings given to them in this Section 1.1(g):
     “Citigroup Trust” means each of Citigroup Capital II, Citigroup Capital III, Citigroup Capital VII, Citigroup Capital VIII, Citigroup Capital IX, Citigroup Capital X, Citigroup Capital XI, Citigroup Capital XII, Citigroup Capital XIII, Citigroup Capital XIV, Citigroup Capital XV, Citigroup Capital XVI, Citigroup Capital XVII, Citigroup Capital XVIII, Citigroup Capital XIX, Citigroup Capital XX and the Trust or any other similar trust created for the purpose of issuing preferred securities or enhanced trust preferred securities (“ETruPS”) in connection with the issuances of junior subordinated debt securities under the indenture, the prior junior subordinated debt indenture or the ETruPS junior subordinated debt indentures.
     “Contemporaneously Issued Debentures” means each of the series of Securities issued under the First Supplemental Indenture to the Indenture, the Third Supplemental Indenture to the Indenture and the Fourth Supplemental Indenture to the Indenture, each dated the day hereof, and each between the Company and the Trustee.
Second Supplemental Indenture

     “Debentures” has the meaning set forth in Section 2.1.
     “Declaration” means the Amended and Restated Declaration of Trust of Citigroup Capital XXX, dated as of December 3, 2007.
     “Federal Reserve” means the Board of Governors of the Federal Reserve System and includes the Federal Reserve Bank of New York or any other Federal Reserve Bank that has primary supervisory authority with respect to the Company.
     “Guarantee Agreement” means the Guarantee Agreement, of even date herewith, between the Company and The Bank of New York, as Guarantee Trustee, with respect to the Capital Securities.
     “Investment Agreement” means the Investment Agreement, dated November 26, 2007, between the Company and the Investor.
     “Investment Company Act” means the Investment Company Act of 1940, as amended.
     “Investment Company Event” means that the Regular Trustees will have received an opinion of a nationally recognized independent counsel experienced in such matters which states that, as a result of the occurrence of a change in law or regulation or a written change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, there is more than an insubstantial risk that the Trust is or will be considered an “investment company” which is required to be registered under the Investment Company Act.
     “Investor” means Abu Dhabi Investment Authority, a public institution established under the laws of Abu Dhabi.
     “Regulatory Capital Event” means that the Company determines, based on an opinion of counsel experienced in such matters, who may be an employee of the Company or any of its Affiliates, that, as a result of
•	any amendment to, clarification of or change (including any announced prospective change) in applicable laws or regulations or official interpretations thereof or policies with respect thereto or

•	any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, there is more than an insubstantial risk that, at any time prior to the applicable Remarketing Settlement Date for the Debentures, the DECS, or a portion thereof, will no longer constitute Tier 1 capital of the Company or any bank holding company of which the Company is a subsidiary for purposes of the capital adequacy guidelines or policies of the Federal Reserve; provided, however, that the distribution of the Debentures in connection with the liquidation of the Trust shall not in and of itself constitute a
Second Supplemental Indenture

Regulatory Capital Event unless such liquidation shall have occurred in connection with a Tax Event or an Investment Company Event.
     “Reset Rate” means the rate of Distributions on the Capital Securities (and, accordingly, the interest rate applicable to the Debentures) applicable from and after a Remarketing Settlement Date, established pursuant to the Declaration in a Remarketing that is Successful.
     “Senior Indebtedness” means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, including the following:
•	the principal, premium, if any, and interest in respect of (a) indebtedness for money borrowed and (b) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company including all indebtedness (whether now or hereafter outstanding) issued under the Senior Debt Indenture, dated as of March 15, 1987, between the Company and The Bank of New York, as trustee, in case as the same may be amended, modified, or supplemented from time to time, and the Subordinated Debt Indenture, dated as of April 12, 2001, between the Company and The Bank of New York (as successor to J.P. Morgan Trust Company, National Association), as trustee, in case as the same may be amended, modified or supplemented from time to time;

•	all capital lease obligations of the Company;

•	all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement, but excluding trade accounts payable arising in the ordinary course of business;

•	all obligations, contingent or otherwise, of the Company in respect of any letters of credit, bankers acceptance, security purchase facilities or similar credit transactions;

•	all obligations of the Company in respect of interest rate swap, cap or other agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the type referred to above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the type referred to above of other persons secured by any lien on any property or asset of the Company, whether or not such
Second Supplemental Indenture

obligation is assumed by the Company;
except that Senior Indebtedness will not include:
•	any other indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under the Indenture;

•	any indebtedness issued to a Citigroup Trust under the Indenture, dated as of October 7, 1996, between the Company and The Bank of New York (as successor to JPMorgan Chase Bank), as trustee, as the same has been or may be amended, modified or supplemented from time to time (the “Prior Junior Subordinated Debt Indenture”);

•	any indebtedness issued to a Citigroup Trust under the Indenture, dated as of June 30, 2006, between the Company and The Bank of New York (as successor to JPMorgan Chase Bank, National Association), as trustee, as the same has been or may be amended, modified or supplemented from time to time (the “First ETruPS Junior Subordinated Debt Indenture”);

•	any indebtedness (whether now or hereafter outstanding) issued to a Citigroup Trust under the Indenture, dated as of June 28, 2007, between the Company and The Bank of New York, as trustee, as the same has been or may be amended, modified or supplemented from time to time (together with the First ETruPS Junior Subordinated Debt Indenture, the “ETruPS Junior Subordinated Debt Indentures”);

•	any guarantee entered into by the Company in respect of any preferred securities, capital securities or preference stock of a Citigroup Trust to which the Company issued any indebtedness under this Indenture, the Prior Junior Subordinated Debt Indenture or the ETruPS Junior Subordinated Debt Indentures;

•	any indebtedness or any guarantee that is by its terms subordinated to, or ranks equally with, the Debentures and the issuance of which does not at the time of issuance prevent the Debentures from qualifying for Tier 1 capital treatment (irrespective of any limits on the amount of the Company’s Tier 1 capital) under the applicable capital adequacy guidelines, regulations, policies, published interpretations, or the concurrence or approval of the Federal Reserve; and

•	trade accounts payable and other accrued liabilities arising in the ordinary course of business.
     “Special Event” means a Tax Event, an Investment Company Event or a Regulatory Capital Event.
Second Supplemental Indenture

     “Stock Purchase Contract Agreement” means that certain agreement, dated as of December 3, 2007, between the Company and The Bank of New York, as Stock Purchase Contract Agent.
     “Stock Purchase Date” means the “Series B Stock Purchase Date” as defined in the Stock Purchase Contract Agreement.
     “Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For purposes of this definition, “voting stock” means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.
     “Tax Event” means that the Regular Trustees (or, if the Debentures are no longer held by a Citigroup Trust, the Trustee) will have received an opinion of a nationally recognized independent tax counsel experienced in such matters which states that, as a result of any:
•	amendment to, or change (including any announced prospective change) in, the laws or associated regulations of the United States or any political subdivision or taxing authority of the United States; or

•	amendment to, or change in, an interpretation or application of such laws or regulations by any legislative body, court, governmental agency or regulatory authority, including the enactment of any legislation and the publication of any judicial decision, regulatory determination or administrative pronouncement on or after November 26, 2007;
there is more than an insubstantial risk that:
•	the Trust or other Citigroup Trust that holds the Debentures would be subject to United States federal income tax relating to interest accrued or received on the Debentures (provided that this clause shall apply only for so long as all of the Debentures are owned by the Trust or another Citigroup Trust);

•	interest payable on the Debentures would not be deductible, in whole or in part, by the Company for United States federal income tax purposes; or

•	the Trust or other Citigroup Trust that holds the Debentures would be subject to more than a minimal amount of other taxes, duties or other governmental charges (provided that this clause shall apply only for so long as all of the Debentures are owned by the Trust or another Citigroup Trust).
Second Supplemental Indenture

          “Trust” has the meaning set forth in the recitals hereto.
          “Trust Securities” means the Capital Securities and the Common Securities.
ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE DEBENTURES
     Section 2.1 Designation and Establishment of Series.
          (a) There is hereby established a series of Securities to be issued under the Indenture which has the following terms:
1.	The title of the Securities of the series is 6.455% Junior Subordinated Deferrable Interest Debentures due September 15, 2041 (the “Debentures”).

2.	The limit upon the aggregate principal amount of the Debentures which may be authenticated and delivered under the Indenture (except for Debentures authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Debentures pursuant to Sections 3.4, 3.5, 3.6, 9.6 or 11.7 of the Indenture) is $1,875,010,000.

3.	The principal of the Debentures is payable on September 15, 2041 or, if an earlier date is designated pursuant to Section 2.5(a), such earlier date.

4.	The Debentures shall bear interest at the rate per annum of 6.455% to but not including the Remarketing Settlement Date and, from and after the Remarketing Settlement Date, if applicable, at the Reset Rate.

5.	The Debentures shall accrue interest from December 3, 2007.

6.	The Interest Payment Dates on which interest on the Debentures shall be payable are March 15, June 15, September 15 and December 15, commencing March 15, 2008 and continuing to the Remarketing Settlement Date, and thereafter semiannually on each March 15 and September 15 or June 15 and December 15 (commencing with the first such date to occur in the month six months after the month in which the Remarketing Settlement Date occurs), as applicable.

7.	The Regular Record Date (as that term is defined in the Indenture) for the interest payable on any Interest Payment Date shall be the close of business on the Business Day immediately preceding such Interest Payment Date. If the Debentures are neither (x) owned by a Citigroup Trust or (y) Book-Entry Debentures, the Company shall have the right to select different Regular Record Dates which shall be more than 14 but less than 60 days prior to any Interest Payment Date.
Second Supplemental Indenture

8.	The Debentures will initially be issued in fully registered form without coupons, will be exchangeable for other Debentures of the same series, and will be transferable at any time or from time to time at the Corporate Trust Office of the Trustee or any other office or agency of the Company designated for that purpose.

Under certain circumstances, the Debentures may be issued in the form of one or more global securities deposited with, or on behalf, The Depository Trust Company (the “Depositary”) and registered in the name of the Depositary or its nominee (a “Book-Entry Debenture”), and transfer of the Debentures will be restricted in accordance with the existing operating procedures of the Depositary. The Company will make payments of principal, premium, if any, or interest due on the Debentures represented by one or more Book-Entry Debentures to the Depositary or its nominee, as the case may be, as the registered owner of the related Book-Entry Debenture or Debentures. The Depositary will credit the accounts of the related participants in accordance with its existing operating procedures.

If the Depositary is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Debentures in certificated form in exchange for beneficial interest in the Book-Entry Debentures. In addition, the Company may at any time determine not to have its Debentures represented by one or more Book-Entry Debentures, and, in such event, will issue Debentures in certificated form in exchange for beneficial interests in Book-Entry Debentures. In any such instance, an owner of a beneficial interest in a Book-Entry Debenture will be entitled to physical delivery in certificated form of Debentures equal in principal amount to such beneficial interest and to have such Debentures registered in its name. Debentures so issued in certificated form will be issued in denominations of $25 or any amount in excess thereof that is an integral multiple of $25 and will be issued in registered form only, without coupons.

9.	Principal of and interest on the Debentures shall be payable at the office or agency of the Company to be maintained in the Borough of Manhattan, The City of New York, initially at the Corporate Trust Office of the Trustee, 101 Barclay Street, 8W, New York, New York 10286; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of holders of the Debentures. Notwithstanding the foregoing, payments of principal and interest on the Debentures represented by one or more Book-Entry Debentures will be made as provided above.
Second Supplemental Indenture

10.	The Debentures may be redeemed at the option of the Company only as provided in the form of Debenture attached hereto as Annex 1.

11.	The Debentures are not subject to any sinking fund.

12.	The Company shall have the right, at any time and from time to time during the terms of the Debentures, to defer payments of interest as provided for in Section 13.1 of the Indenture, subject to (and modified) as follows:
(a)	the Company shall defer payment of interest on each of the Contemporaneously Issued Debentures on the same dates and for the same periods as it elects to defer interest on the Debentures; and

(b)	any Extended Interest Payment Period must end on an Interest Payment Date.
13.	if at any time the Trust shall be required to pay any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States, or any other taxing authority, then, in any such case, the Company will pay as additional interest on the Debentures such amounts as shall be required so that the net amounts received and retained by the Trust after paying any such taxes, duties, assessments or other governmental charges will be not less than the amounts the Trust would have received had no such taxes, duties, assessments or other governmental charges been imposed.

14.	The Debentures will be subordinated and junior in right of payment to all Senior Indebtedness of the Company to the extent set forth in the Indenture, subject to Sections 2.3 and 2.5(c) of this Supplemental Indenture.

15.	The Debentures shall be denominated, and principal of and interest on the Debentures shall be payable, in United States dollars.

16.	From and after (but not before) the Remarketing Settlement Date, the Debentures shall be subject to the satisfaction, discharge and defeasance provisions of Article IV of the Indenture.

(b)	The following additional matters pertain to the Debentures.

1.	The Debentures shall be subject to the covenants and Defaults provided for by the Indenture (except as modified hereby) and shall not be subject to any additional covenants or Defaults.
Second Supplemental Indenture

2.	The Debentures shall be in substantially the form of Debentures attached hereto as Annex 1, with such additions and changes as any officer delivering the Debentures shall, in his discretion, approve, such approval to be conclusively evidenced by his delivery thereof.
     Section 2.2 Extended Interest Payment Periods; Limitation of Transactions.
          (a) Section 13.2 of the Indenture, as applicable to the Debentures and each series of Securities issued on or after December 3, 2007, is amended by adding a new paragraph (d) at the end thereof reading as follows:
“Notwithstanding anything else contained in this Indenture, the Company shall not be required to give notice to any Person of its election of an Extended Interest Payment Period more than 15 Business Days before the next succeeding Interest Payment Date of the affected Securities.”
          (b) Section 13.3 of the Indenture, as applicable to the Debentures and the Contemporaneously Issued Debentures but not for purposes of any other series of Securities issued under the Indenture (unless provided otherwise in the terms of the Securities as established pursuant to Section 3.1 of the Indenture), shall be amended in its entirety to read as set forth on Annex 2.
     Section 2.3 Subordination. For purposes of Article XIV of the Indenture as applicable to the Debentures and the Contemporaneously Issued Debentures, but not for purposes of any other series of Securities issued under the Indenture (unless otherwise provided in the terms of such Securities as established pursuant to Section 3.1 of the Indenture), the definition of “Senior Indebtedness” set forth in the Indenture shall be replaced with the definition of “Senior Indebtedness”, set forth in Section 1.1(g) of this Supplemental Indenture.
     Section 2.4 Put Right of Holders.
          If there is a Failed Remarketing, each Holder of Debentures will have the right to require the Company to purchase all or a portion of its Debentures on such date as described below. Such right will be exercisable only upon delivery of notice to the Trustee (i) for as long as the Debentures are held by the Institutional Trustee, on or prior to 11:00 A.M., New York City time, on the Business Day immediately prior to such date, or (ii) in all other cases, on or prior to 11:00 A.M., New York City time, on the second Business Day prior to such date. The Company shall purchase such Debentures for consideration per Debenture of cash in an amount equal to 100% of their principal amount, plus a note of the Company, bearing interest at the rate of 6.455% per annum, in the amount of the accrued and unpaid interest (including Additional Interest), if any, to, but excluding such date on such Debentures and payable on September 15, 2013 or, if September 15, 2013 is during an Extension Period and such Extension Period ends after September 15, 2013, the fifth anniversary of the first day of such Extension Period. Settlement of such purchase shall be effected on the Stock Purchase Date in June 2011.
Second Supplemental Indenture

     Section 2.5 Company’s Elections to Change Certain Terms.
          (a) The Company may elect at any time, but on one occasion only, to change the Stated Maturity of principal of the Debentures to a date that is earlier than September 15, 2041; provided, however, that the Stated Maturity of principal of the Debentures may not be changed to a date earlier than September 15, 2013; provided, however, that if the Company is deferring interest on the Debentures at the time of such election, it may not elect a Stated Maturity of principal that is earlier than five years after commencement of the related Extended Interest Payment Period.
          (b) The Debentures as initially issued are not redeemable at the Company’s election except upon the occurrence of a Special Event as provided for in the form of Debenture. The Company may elect at any time, but on one occasion only, to change the terms of the Debentures to specify a date that may not be earlier than September 15, 2013 on and after which the Debentures will be redeemable at the Company’s option either (x) in whole or (y) in whole or in part (as elected by the Company), at a redemption price equal to their principal amount plus accrued and unpaid interest; provided, however, that if the Company is deferring interest on the Debentures at the time of such election it may not specify such a date for redemption that is earlier than five years after commencement of the related Extended Interest Payment Period.
          (c) The Company may elect at any time, but on one occasion only, that is not during an Extended Interest Payment Period to have the subordination provisions in Article XIV of the Indenture become inapplicable to the Debentures and, as a consequence, to cause the Debentures to become Senior Indebtedness.
          (d) The Company shall make the elections provided for in paragraph (a), (b) or (c) of this Section 2.5, as applicable, by giving notice of such election to the Trustee, the Institutional Trustee (if the Debentures are then held by a Citigroup Trust) and the Stock Purchase Contract Agent (if the Debentures are then held by a Citigroup Trust and the Stock Purchase Date has not yet occurred) at least 30 days prior to such election becoming effective.
ARTICLE III
ORIGINAL ISSUE OF DEBENTURES
     Section 3.1 Original Issue of Debentures.
          Debentures in the aggregate principal amount of $1,875,010,000, and in denominations of $25 and integral multiples thereof, may, upon execution of this Second Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Debentures in accordance with a Company Order.
Second Supplemental Indenture

ARTICLE IV
MISCELLANEOUS
     Section 4.1 Effectiveness.
          This Second Supplemental Indenture will become effective upon its execution and delivery.
     Section 4.2 Successors and Assigns.
          All of the covenants, promises, stipulations and agreements of the Company contained in the Indenture, as supplemented and amended by this Second Supplemental Indenture, will bind the Company and its successors and assigns and will inure to the benefit of the Trustee and its successors and assigns.
     Section 4.3 Further Assurances.
          The Company will, at its own cost and expense, execute and deliver any documents or agreements, and take any other actions, which are required by applicable law or which the Trustee or its counsel may from time to time request in order to assure the Trustee of the benefits of the rights granted to the Trustee under the Indenture, as supplemented and amended by this Second Supplemental Indenture.
     Section 4.4 Effect of Recitals.
          The recitals in this Second Supplemental Indenture are made by the Company and not by the Trustee, and the Trustee shall not be responsible for the validity or sufficiency hereof.
     Section 4.5 Ratification of Indenture.
          The Indenture as supplemented by this Second Supplemental Indenture, is in all respects ratified and confirmed, and this Second Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.
     Section 4.6 Governing Law.
          THIS SECOND SUPPLEMENTAL INDENTURE AND THE DEBENTURES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS PRINCIPLES OF CONFLICTS OF LAWS.
     Section 4.7 Counterparts.
          This Second Supplemental Indenture may be executed in any number of separate counterparts each of which shall be an original; but such separate counterparts shall together constitute but one and the same instrument.
Second Supplemental Indenture

     Section 4.8 Payment and Paying Agents.
          If the Debentures are distributed to holders of the Capital Securities in liquidation of the holders’ interests in the Trust, the Company will appoint a paying agent from whom holders of such Capital Securities can receive payment of the principal, interest or premium on the Debentures. Notwithstanding the foregoing, at the Company’s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.
     Section 4.9 Amendment; Execution by Treasurer or Assistant Treasurer.
          For purposes of this Second Supplemental Indenture and any Securities issued hereunder, Section 3.3 of the Indenture is hereby amended by adding “its Treasurer or an Assistant Treasurer” immediately following “the Chief Accounting Officer,” in the first paragraph thereof.
Second Supplemental Indenture

          IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed by their respective officers thereunto duly authorized, on the day and year first above written.

CITIGROUP INC.
By:	/s/ ZION SHOHET
	Name:	ZION SHOHET
	Title:	TREASURER AND HEAD OF CORPORATE FINANCE

THE BANK OF NEW YORK, as Trustee
By:	/s/ ROBERT A. MASSIMILLO
	Name:	ROBERT A. MASSIMILLO
	Title:	VICE PRESIDENT

Second Supplemental Indenture

Annex 1

Annex 1
          [IF THE SECURITY IS TO BE A GLOBAL SECURITY, INSERT — This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Security (other than a transfer of this Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in limited circumstances.
          Unless this Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York) to the issuer or its agent for registration of transfer, exchange or payment, and any Security issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL since the registered owner hereof, Cede & Co., has an interest herein.]
No. _____________________
CITIGROUP INC.
[INSERT TITLE OF SERIES OF SECURITY]
          CITIGROUP INC., a Delaware corporation (the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to _________, or registered assigns, the principal sum of _________ Dollars ($_________) on September 15, 2041, and to pay interest on said principal sum from December 3, 2007, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, subject to deferral as set forth herein, in arrears at a rate per annum of (i) 6.455% to but not including the earlier of the repayment of the outstanding principal amount of this Security and the Remarketing Settlement Date, and (ii) if the Remarketing Settlement Date occurs, of the Reset Rate from and after the Remarketing Settlement Date, payable (x) on March 15, June 15, September 15 and December 15, commencing March 15, 2008 and continuing to the Remarketing Settlement Date, and (y) thereafter semi-annually on each March 15 and September 15 or June 15 and December 15 (as applicable) (each such date, an “Interest Payment Date”), commencing with the first such date to occur in the month six months after the month in which the Remarketing Settlement Date occurs, until the principal hereof shall have become due and payable, and on any overdue principal and premium, if any, and (without duplication and to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at the same rate per annum compounded quarterly or semi annually, as applicable. The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year comprised of twelve 30-day months. In the event that any date on which interest is payable on this Security is not a Business Day, then payment of
Second Supplemental Indenture

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interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities, as defined in said Indenture) is registered at the close of business on the regular record date for such interest installment, which shall be the close of business on the Business Day next preceding such Interest Payment Date, or, if the Securities are neither (x) Global Securities or (y) registered in the name of a holder other than Citigroup Capital XXX or another Citigroup Trust, such other record dates selected by the Company from time to time which shall be more than 14 but not less than 60 days prior to any Interest Payment Date. Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such regular record date and may be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Securities not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest on this Security shall be payable at the office or agency of the Trustee maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register. Notwithstanding the foregoing, so long as the Holder of this Security is the Institutional Trustee of a Citigroup Trust, the payment of the principal of (and premium, if any) and interest on this Security will be made at such place and to such account as may be designated by such Institutional Trustee.
          The Securities are not deposits or savings accounts. The Securities are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.
          The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness of the Company, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by, such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness of the company, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.
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          This Security shall not be entitled to any benefit under the Indenture hereinafter referred to, be valid or become obligatory for any purpose until the Certificate of Authentication hereon shall have been signed by or on behalf of the Trustee.
          The provisions of this Security are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.
          IN WITNESS WHEREOF, the Company has caused this instrument to be executed.
Dated: __________________

CITIGROUP INC.
By:
Name:
Title:

By:
Name:
Title:

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[Form of Reverse of Debentures]
          This Security is one of a duly authorized series of securities of the Company (herein sometimes referred to as the “Securities”), specified in the Indenture, all issued or to be issued in one or more series under and pursuant to an Indenture dated as of July 23, 2004 (the “Base Indenture”), duly executed and delivered between the Company and The Bank of New York (as successor to JPMorgan Chase Bank), as Trustee (the “Trustee”), and a Second Supplemental Indenture, dated as of December 3, 2007 (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities. By the terms of the Indenture, the Securities are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture. This series of Securities is limited in aggregate principal amount to $1,875,010,000.
          If a Tax Event, Investment Company Event or Regulatory Capital Event (with respect to a Citigroup Trust that is the holder of the Securities, the Securities or the Company, as applicable) occurs, the Company may redeem the Securities, in whole but not in part, at a redemption price equal to:
     (i) in the case of a redemption prior to the earlier of the Remarketing Settlement Date and the Stock Purchase Date, an amount equal to the amount necessary to purchase (x) a principal amount of the outstanding zero coupon treasury securities equal to the principal amount of the Securities to be redeemed and that have the latest maturity date occurring prior to the Stock Purchase Date and (y) a 1.61375% fractional interest in a portfolio of zero coupon treasury securities maturing on or prior to each Interest Payment Date occurring after the redemption date and on or prior to the Stock Purchase Date; and
     (ii) in the case of a redemption after the earlier of the Remarketing Settlement Date and the Stock Purchase Date, the principal amount of the securities to be redeemed, in each case plus accrued and unpaid interest through the redemption date. In the case of a redemption prior to the Stock Purchase Date at a time when the Securities are held by Citigroup Capital XXX and the Capital Securities are part of DECS, such amount shall be paid on behalf of Citigroup Capital XXX to the Stock Purchase Contract Agent and applied by the Stock Purchase Contract Agent to purchase the relevant zero coupon treasury securities in accordance with the Stock Purchase Contract Agreement. Any redemption pursuant to this paragraph will be made upon not less than 30 days nor more than 60 days’ notice. If the Securities are only partially redeemed by the Company pursuant to a redemption effected after the terms of the Securities are amended to permit such a redemption pursuant to the fourth succeeding paragraph, the Securities will be redeemed pro rata or by lot or by any other method utilized by the Trustee; provided that if, at the time of redemption, the Securities are registered as a Global Security, the Depositary shall determine the principal amount of such Securities held by each Security Beneficial Owner
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to be redeemed in accordance with its procedures.
          Any redemption of the Securities of this series, in whole or in part, prior to the Stated Maturity of principal is subject to receipt by the Company of prior written approval from the Federal Reserve, if then required under applicable capital adequacy guidelines, regulations or policies of the Board of Governors of the Federal Reserve System.
          In the event of redemption of this Security in part only, a new Security or Securities of this series for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
          Except as provided in the two preceding paragraphs and subject to the next paragraph, the Securities may not be redeemed prior to September 15, 2041.
          Notwithstanding (and as a qualification) to the terms of the Securities described herein, the Indenture provides that:
     (i) the Company may elect at any time, but on one occasion only, to change the Stated Maturity of principal of the Securities to a date that is earlier than September 15, 2041 but not earlier than September 15, 2013; provided, however, that if the Company is deferring interest on the Securities at the time of such election, it may not elect a Stated Maturity of principal that is earlier than five years after commencement of the related Extended Interest Payment Period;
     (ii) the Company may elect at any time, but on one occasion only, to change the terms of the Securities to specify a date that may be not earlier than September 15, 2013 on and after which the Securities will be redeemable at the Company’s option, either (x) in whole or (y) in whole or in part (as elected by the Company) at a redemption price equal to their principal amount plus accrued and unpaid interest; provided, however, that if the Company is deferring interest on the Securities at the time of such election, it may not specify such a date for redemption that is earlier than five years after commencement of the related Extended Interest Payment Period; and
     (iii) the Company may elect at any time, but on one occasion only, that is not during an Extended Interest Payment Period to have the subordination provisions in Article XIV of the Base Indenture become inapplicable to the Securities and, as a consequence, to cause the Securities to become Senior Indebtedness.
The Company shall make the elections provided for in this paragraph by giving notice of such election to the Trustee, the Institutional Trustee (if the Securities are held by a Citigroup Trust at the time of such election) and the Stock Purchase Contract Agent (if the Stock Purchase Date has not occurred at or before the time of such election), at the time of such election at least 30 days prior to such election becoming effective.
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          In case an Event of Default, as defined in the Indenture, shall have occurred and be continuing, the principal of all of the Securities may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.
          The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series affected at the time outstanding, as defined in the Indenture, to execute supplemental indentures for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities; provided, however, that no such supplemental indenture shall (i) extend the fixed maturity of any Securities of any series, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce any premium payable upon the redemption thereof, without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities, the Holders of which are required to consent to any such supplemental indenture, without the consent of the Holders of each Security then outstanding and affected thereby. The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of any series at the time outstanding affected thereby, on behalf of all of the Holders of the Securities of such series, to waive any past default in the performance of any of the covenants contained in the Indenture, or established pursuant to the Indenture with respect to such series, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any of the Securities of such series. Any such consent or waiver by the registered Holder of this Security (unless revoked as provided in the Indenture) shall be conclusive and binding upon such Holder and upon all future Holders and owners of this Security and of any Security issued in exchange herefor or in place hereof (whether by registration of transfer or otherwise), irrespective of whether or not any notation of such consent or waiver is made upon this Security.
          No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Security at the time and place and at the rate and in the money herein prescribed.
          The Company shall have the right at any time during the term of the Securities and from time to time to extend the interest payment period of such Securities for up to 20 consecutive quarters (an “Extended Interest Payment Period”), at the end of which period the Company shall pay all interest then accrued and unpaid (together with interest thereon, compounded quarterly prior to the Remarketing Settlement Date and semi-annually thereafter from the date that would have been the Interest Payment Date but for such extension of the interest payment period, at the rate specified for the Securities to the extent that payment of such interest is enforceable under applicable law); provided, that no such Extended Interest Payment Period shall extend beyond the maturity of the Securities. During any such Extended Interest Payment Period, and during any other period when a Default shall have occurred and be continuing or the Securities are held by a Citigroup Trust and the Company shall be in default relating to its payment of any obligation under the Guarantee Agreement or another guarantee
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agreement relating to the beneficial interest in such Citigroup Trust (if other than Citigroup XXX), (a) the Company and its Subsidiaries shall not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock or make any guarantee payment with respect thereto (other than (i) purchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (ii) purchases of shares of common stock of the Company pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the Extended Interest Payment Period or Default or default, including under a contractually binding stock repurchase plan, (iii) as a result of an exchange or conversion of any class or series of the Company’s capital stock for any other class or series of the Company’s capital stock, (iv) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged), or (v) purchase of the Company’s capital stock in connection with the distribution thereof), and (b) the Company and its Subsidiaries shall not make any payment of interest on or principal or premium on, or repay, repurchase or redeem, any debt securities or guarantees issued by the Company that rank pari passu with or junior to the Securities (other than (A) any payment of current or deferred interest on securities that rank pari passu with the Securities that is made pro rata to the amounts due on such securities (including the Securities) and (B) any payments that, if not made, would cause the Company to violate the terms of the instrument governing such Securities or guarantees). The foregoing, however, will not apply to any stock “dividends” paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid. Before the termination of any such Extended Interest Payment Period, the Company may further extend such Extended Interest Payment Period, provided that such Extended Interest Payment Period together with all such further extensions thereof shall not exceed 20 consecutive quarters and such Extended Interest Payment Period does not end on a date other than an Interest Payment Date. At the termination of any such Extended Interest Payment Period and upon the payment of all accrued and unpaid interest and any additional amounts then due, the Company may commence a new Extended Interest Payment Period.
          As provided in the Indenture and subject to certain limitations therein set forth, this Security is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Security for registration of transfer at the office or agency, of the Trustee in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of authorized denominations and for the same aggregate principal amount and series will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, by the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.
          Prior to due presentment for registration of transfer of this Security, the Company, the Trustee, any paying agent and the Security Registrar may deem and treat the registered holder hereof as the absolute owner hereof (whether or not this Security shall be overdue and notwithstanding any notice of ownership or writing hereon made by anyone other than the
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Security Registrar) for the purpose of receiving payment of or on account of the principal hereof and premium, if any, and interest due hereon and for all other purposes, and neither the Company nor the Trustee nor any paying agent nor any Security Registrar shall be affected by any notice to the contrary.
          No recourse shall be had for the payment of the principal of or the interest on this Security, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, stockholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.
          The Securities of this series are issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Securities of this series so issued are exchangeable for a like aggregate principal amount of Securities of this series of a different authorized denomination, as requested by the Holder surrendering the same.
          If the Securities are distributed to holders of the Capital Securities in liquidation of the holders’ interests in Citigroup Capital XXX, the Company will appoint a paying agent from whom holders of such Capital Securities can receive payment of the principal, interest or premium on the Securities. Notwithstanding the foregoing, at the Company’s option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.
          All terms used in this Security that are defined in the Indenture shall have the meanings assigned to them in the Indenture.
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Form of Trustee’s Certificate of Authentication.
CERTIFICATE OF AUTHENTICATION
          This is one of the Securities of the series of Securities described in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee
By:
Authorized Officer

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Annex 2

Annex 2
          Section 13.1. Limitation of Transactions.
If:
•	there shall have occurred and be continuing a Default;

•	the Debentures are held by the Trust and the Company shall be in default relating to its payment of any obligations under the Guarantee Agreement; or

•	the Company shall have given notice pursuant to Section 13.2 of the Indenture of its election to defer payments of interest on the Debentures and the Extended Interest Payment Period, or any extension of the Extended Interest Payment Period, shall be continuing;
then:
•	the Company and its Subsidiaries shall not declare or pay any dividend on, make any distributions relating to, or redeem, purchase, acquire or make a liquidation payment relating to, any of its capital stock or make any guarantee payment with respect thereto, other than:
•	purchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants;

•	purchases of shares of common stock of the Company pursuant to a contractually binding requirement to buy stock existing prior to the commencement of the Extended Interest Payment Period, including under a contractually binding stock repurchase plan;

•	as a result of an exchange or conversion of any class or series of the Company’s capital stock for any other class or series of the Company’s capital stock;

•	the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; or

•	purchase of the Company’s capital stock in connection with the distribution thereof; and
•	the Company and its Subsidiaries shall not make any payment of interest,
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principal or premium on, or repay, purchase or redeem, any debt securities or guarantees issued by the Company that rank equally with or junior to the Debentures, other than
•	any payment of current or deferred interest on securities that rank equally with the Debentures that is made pro rata to the amounts due on such securities (including the junior subordinated debt securities), and

•	any payments that, if not made, would cause the Company to violate the terms of the instrument governing such debt securities or guarantees.
These restrictions, however, will not apply to any stock dividends paid by the Company where the dividend stock is the same stock as that on which the dividend is being paid.
For purposes of these provisions and Article 14 of the Indenture as applicable to the Debentures (and as amended by the Supplemental Indenture to which this Annex 2 is attached, the Debentures and the Contemporaneously Issued Debentures rank on a parity with each other in all respects.
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